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                                                                 EXHIBIT (5)(dd)


                             SUB-ADVISORY AGREEMENT
                          (Tax-Free Income Portfolio)

                 AGREEMENT dated as of July 1, 1995 between PNC Institutional Management Corporation, a Delaware corporation ("Advisor"), and BlackRock Financial Management, Inc., a Delaware corporation ("Sub-Advisor").

                 WHEREAS, Advisor has agreed to furnish investment advisory services to the Tax-Free Income Portfolio (the "Portfolio") of The PNC(R) Fund (the "Fund"), an open-end, management investment company registered under the Investment Company Act of 1940 ("1940 Act"); and

                 WHEREAS, Advisor wishes to retain the Sub-Advisor to provide it with investment research and statistical services in connection with Advisor's advisory activities on behalf of the Portfolio;

                 WHEREAS, the advisory agreement between Advisor and the Fund dated as of October 4, 1989 (such Agreement or the most recent successor agreement between such parties relating to advisory services to the Portfolio is referred to herein as the "Advisory Agreement") specifically provides that Advisor will sub-contract investment advisory services with respect to the Portfolio to Sub-Advisor pursuant to a sub-advisory agreement agreeable to the Fund and approved in accordance with the provisions of the 1940 Act;

                 WHEREAS, the Board of Trustees of the Fund and the Fund's shareholders have approved this Agreement, and Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

                 NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                 1. Appointment. Advisor hereby appoints Sub-Advisor to act as sub-advisor with respect to the Portfolio as provided in Section 2 of the Advisory Agreement. Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                 2. Services of Sub-Advisor. Subject to the oversight and supervision of Advisor and the Fund's Board of Trustees, Sub-Advisor will supervise the day-to-day operations of the Portfolio and perform the following services: (i) provide investment research and credit analysis concerning the Portfolio's investments, (ii) conduct a continual program of investment of





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the Portfolio's assets, (iii) determine what portion of the Portfolio's assets will be invested in cash, cash equivalents and money market instruments, (iv) place orders for all purchases and sales of the investments made for the Portfolio, and (v) maintain the books and records as are required to support Fund operations (in conjunction with record-keeping and accounting functions performed by Advisor). In addition, Sub-Advisor will keep the Fund and Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Advisor believes appropriate for this purpose. Sub-Advisor will communicate to Advisor on each day that a purchase or sale of an instrument is effected for the Portfolio (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Advisor may reasonably require for purposes of fulfilling its obligations to the Fund under the Advisory Agreement. Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Portfolio's Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Fund's Board of Trustees.

                 3. Other Sub-Advisor Covenants. Sub-Advisor further agrees that it:

                          (a)     will comply with all applicable Rules and
Regulations of the Securities and Exchange Commission (the "SEC") and will in addition conduct its activities under this Agreement in accordance with other applicable law;

                          (b)     will place orders either directly with the
issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Sub-Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Advisor may, subject to the approval of the Fund's Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to the Portfolio and other clients of Advisor or Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Advisor determines in good faith that such commission is





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reasonable in terms either of the transaction or the overall responsibility of
Advisor and Sub-Advisor to the Portfolio and their other clients and that the total commissions paid by the Portfolio will be reasonable in relation to the benefits to the Portfolio over the long-term. In addition, Sub-Advisor is authorized to take into account the sale of shares of the Fund in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with Advisor, Sub-Advisor or the Fund's distributor), provided that Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Portfolio's securities be purchased from or sold to the Advisor, Sub-Advisor, the Fund's distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

                          (c)     will maintain or cause Advisor to maintain
books and records with respect to the Portfolio's securities transactions and will render to Advisor and the Fund's Board of Trustees such periodic and special reports as they may request;

                          (d)     will maintain a policy and practice of
conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Advisor makes investment recommendations for the Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of the commercial department of its affiliates; and

                          (e)     will treat confidentially and as proprietary
information of the Fund all records and other information relative to the Fund, the Portfolio and the Fund's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                 4. Services Not Exclusive. Sub-Advisor's services hereunder are not deemed to be exclusive, and Sub-Advisor shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.





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                 5.       Books and Records.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, Sub-Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

                 6. Expenses. During the term of this Agreement, Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Portfolio.

                 7. Compensation. For the services which the Sub-Advisor will render to Advisor under this Agreement, Advisor will pay to Sub-Advisor a fee, computed daily and payable monthly, at the following annual rates for the
Portfolio: .35% of its first $1 billion of average daily net assets; .30% of its next $1 billion of average daily net assets; .275% of its next $1 billion of average daily net assets; and .25% of its average daily net assets in excess of $3 billion.

                 If the Advisor waives any or all of its advisory fee payable under the Advisory Agreement, or reimburses the Fund pursuant to Section 8(b) of that Agreement, with respect to the Portfolio, the Sub-Advisor will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees otherwise payable to it hereunder with respect to the Portfolio to the aggregate fees otherwise payable by the Fund to the Advisor under the Advisory Agreement with respect to the Portfolio. Advisor shall inform Sub-Advisor prior to waiving any advisory fees.

                 8. Limitation on Liability. Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

                 9. Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated with respect to the Portfolio as provided herein, shall continue in effect with respect to the Portfolio until March 31, 1996. Thereafter, if not terminated, this Agreement





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shall continue in effect with respect to the Portfolio for successive annual periods ending on March 31, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio), or by Advisor or Sub-Advisor, on 60 days' written notice and will terminate automatically upon any termination of the Advisory Agreement between the Fund and Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)

                 10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

                 11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

                 12. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                     PNC INSTITUTIONAL
                                     MANAGEMENT CORPORATION


                                     By:
                                        -----------------------------


                                     BLACKROCK FINANCIAL MANAGEMENT, INC.


                                     By:
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